Exhibit 14(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre Effective Amendment No. 2 to Registration Statement No. 333-152079 on Form N-14 of our reports dated May 19, 2008, relating to the financial statements and financial highlights of Fidelity Institutional Money Market Fund—Treasury Portfolio and Fidelity Institutional Money Market Fund—Prime Money Market Portfolio, each a series of Fidelity Colchester Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Colchester Street Trust for the year ended March 31, 2008, and to the incorporation by reference in the Fidelity Advisor Series I Statement of Additional Information of our report dated January 18, 2008 relating to the financial statements and financial highlights of Fidelity Advisor Growth & Income Fund and of our report dated February 22, 2008 relating to the financial statements and financial highlights of Fidelity Advisor Mid Cap II Fund, each a series of Fidelity Advisor Series I appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series I for the years ended November 30, 2007 and December 31, 2007, respectively.

We also consent to the reference to us under the heading “Financial Highlights of the Acquiring Funds” and “Experts” in the Combined Proxy Statement and Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 8, 2008